UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bona Film Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(state or other jurisdiction of ncorporation or Organization)	(I.R.S. Employer Identification No.)

18/F, Tower A, U-town Office Building

No.1 San Feng Bei Li

Chaoyang District, Beijing 100020,

People’s Republic of China

Tel: +86-10-5631-0700

(Address of principal executive office)

2009 Stock Incentive Plan

2010 Stock Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
+1 (212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris K.H. Lin, Esq.

Daniel Fertig, Esq.

Simpson Thacher & Bartlett

c/o 35th Floor, ICBC Tower

3 Garden Road, Central

Hong Kong

Tel: +852-2514-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Bona Film Group Limited (“Bona” or the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 3, 2011, File No. 333-174698 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value US$0.0005 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to Bona’s 2009 Stock Incentive Plan and 2010 Stock Incentive Plan (collectively, the “Plans”). A total of 5,619,813 ordinary shares were initially registered for issuance under the Registration Statement.

On December 15, 2015, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mountain Tiger International Limited (“Parent”) and Mountain Tiger Limited (“Merger Sub”), a wholly-owned subsidiary of Parent. On March 4, 2016, at an extraordinary general meeting, the shareholders of the Registrant voted to adopt the Merger Agreement and the transactions contemplated thereby. On April 8, 2016 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China on April 8, 2016.

Bona Film Group Limited

By:	/s/ Nicolas Zhi Qi
Name:	Nicolas Zhi Qi
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on April 8, 2016.

Signature	Capacity

/s/ Dong Yu	Sole Director and Chief Executive Officers (principal executive officer)
Dong Yu

/s/ Nicolas Zhi Qi	Chief Financial Officers (principal financial and accounting officer)
Nicolas Zhi Qi

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment to the this Registration Statement in New York on April 8, 2016.

Law Debenture Corporate Services Inc.

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Officer